                                                                 Exhibit 10.26


                              EMPLOYMENT AGREEMENT


An agreement between KERYX (ISRAEL) LTD., an Israeli company with it principal place of business at 5 Kiryat Mada, Har Hotzvim, Jerusalem 91236 (the "Company") and NOA SHELACH I.D. No. 27853258, of Mazkeret Moshe 4, Jerusalem 94316 (the "Employee").

WHEREAS the Company desires to employ the Employee in the position of Vice President - Project Management (the "Position");

WHEREAS the Employee desires to be employed by the Company and fulfill the responsibilities of the Position; and

WHEREAS the parties desire to set forth the conditions of employment pursuant to which the Employee will be employed by the Company;

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1. PREAMBLE

The preamble to this Agreement and any attachments thereto are an integral part of this Agreement.

2. JOB DESCRIPTION

The duties, responsibilities and authority of the Employee in the Position are to oversee and manage all pre-clinical and clinical activities of the Company. The Employee shall report directly to the Chief Executive Officer or his designee. This description shall serve as a general statement of the duties, responsibilities and authority of the Employee. Additional duties, responsibilities and authority may be assigned to the Employee by the Company from time to time in its discretion.

3. WORKING HOURS

The Employee shall be employed by the Company on a full-time basis, namely for not less than forty-four (44) hours per week (inclusive of mealtime). The Employee agrees that his position is considered to be a management position as defined in the Hours of Work and Rest Law - 1951, which requires a special measure of personal trust. Accordingly, the provisions of the Hours of Work and Rest Law - 1951 shall not apply and the Employee shall not be entitled to receive any additional payment for his work other than those that are set forth in this Agreement.

4. TERM OF AGREEMENT

This Agreement shall take effect from the first day of the Employee's employment with the Company as Vice President - Project Management, on December 20, 2000, and shall remain in effect until one of the parties has given the notice required by paragraph 6, below.

5. SALARY

     5.1 THE EMPLOYEE'S SALARY SHALL BE AS FOLLOWS:

         5.1.1.The Employee shall receive an annual gross salary of seventy two thousand dollars ($72,000) payable in New Israeli Shekels according the representative rate of exchange in effect each month at the time Company salaries are calculated. The Employee's salary shall be paid in twelve equal installments, monthly in arrears.

         5.1.2.The salary set forth in paragraph 4.1.1, above, shall be referred to as the "Global Salary".

               The Global Salary shall not be subject to, or include any generally-applicable increases, whether the statutory cost of living increase or any other industry-wide increase applicable as the result of collective bargaining agreements or other order of the Ministry of Labor and Welfare (such as Tzavei Harhava). By signing this Agreement and accepting employment pursuant to its terms, the Employee represents that s/he will not claim any such increase.

         5.1.3.The Employee shall not be entitled to receive any salary or payment of any kind other than the Global Salary and other payments specifically set forth in this Agreement.

     5.2. OTHER TERMS OF EMPLOYMENT

         5.2.1.EXPENSES

               The Employee shall be entitled, in accordance with the Company's standard policy in effect from time to time, to be reimbursed for expenses (Hotza'ot Eshel) incurred in Israel and abroad in connection with Company business.

         5.2.2.CONTINUING EDUCATION FUND

               The Employee shall be entitled to participate in the Company's continuing education fund (Keren Hishtalmut). The Company shall contribute an amount equal to five percent (5%) of the Employee's Global Salary and shall deduct two and a half percent (2.5%) of the Employee's Global Salary and transfer it as the Employee's contribution. The Employee consents to the deduction of this amount as his contribution to the continuing education fund. These contributions will be calculated up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. If the amount of the Company's contribution is greater than permitted by those regulations, the Employee shall not have the right to receive the excess amount.

         5.2.3.RESERVE DUTY

               The Employee shall be entitled to receive his full Global Salary and other payments while performing reserve duty, provided that any amount received by the Employee from the I.D.F. or any other source (excluding Damei Calcala) is transferred to the Company or, in the alternative, an amount equal to that received from the I.D.F. or any other source is deducted from the Global Salary payable to the Employee.

         5.2.4.ANNUAL LEAVE AND RECREATION PAY (DAMEI HAVRA'A)

            a. The Employee shall be entitled to twenty (20) working days of paid annual leave each year. The Employee shall not be allowed to accrue more than thirty (30) working days of annual leave except in unusual circumstances and with the permission of the Company.

            b. Should the Employee's annual leave balance exceed thirty (30) days at the end of any calendar year, the excess number of days shall be paid out in accordance with the provisions of the Annual Leave Law - 1951.

            c. The Company shall pay the Employee for five (5) days of recreation (damei havra'a) each year in accordance with the normal practice of the Company in effect from time to time.

         5.2.5.SICKNESS AND DISABILITY INSURANCE

            a. The Employee shall be entitled to the number of days for sick leave permitted by law. Compensation for sick days utilized shall be paid according to his Global Salary only upon the presentation of medical documentation.

            b. The Employee shall be covered by disability insurance that provides monthly compensation. The cost of such insurance shall not exceed two and half percent (2.5%) of the Employee's Global Salary.

            c. Notwithstanding the provisions of subparagraph (a), above, the Employee shall not be entitled to receive compensation for sick leave if such compensation is covered by the Employee's disability insurance referred to in subparagraph (b), above. However, should the amounts received by the Employee pursuant to such disability insurance be less than the amount that is properly payable as compensation for the Employee's available sick leave, according to the Global Salary, the Company shall pay the difference

            d. It is understood and agreed the Employee cannot redeem unused sick leave.

            e. For the avoidance of doubt, it is understood and agreed that the payments made by the Company in consideration of sick leave covers all obligations of the Company pursuant to the Sick Leave Law - 1976.

     5.3. PENSION BENEFITS AND SEVERANCE PAYMENTS

         5.3.1.The Company will pay into a Provident Fund (Kupat Gemel) (in the meaning of paragraph 47 of the Income Tax Ordinance) in the form of Manager's Insurance or another form according to the Employee's choice and the Company's agreement, an amount equal to thirteen and one third percent (13 1/3 %) from the monthly Global Salary paid to the Employee, and the Employee will pay, on his own account, an amount equal to five percent (5%) from that Global Salary.

         5.3.2.The Employee agrees that the Company shall be entitled to deduct the Employee's contribution (5%) from the Employee's salary.

         5.3.3.For the avoidance of doubt, it is clarified that under no circumstance shall the Company's contribution exceed thirteen and one third percent (13 1/3 %) of the Global Salary in any one month.

         5.3.4.Five percent (5%) of the thirteen and one third percent (13 1/3
               %) that the Company contributes as set forth above and the five percent (5%) the Employee contributes, together with linkage and interest on the contributions, will be treated as pension benefits for the Employee or his survivors.

         5.3.5.The remaining eight and one third percent (8 1/3 %) of the Company's contribution, together with linkage and interest on that portion, will be utilized to pay severance benefits to the Employee or his descendants in the event of the termination of his employment with the Company, except in those circumstances discussed below.

         5.3.6.In the event that the Employee chooses Manager's Insurance, the policy shall belong to the Company as long as it employs the Employee and it makes the required payments on the policy.

               The payments made into the Kupat Gemel pursuant to paragraph 5.3.1, above, shall fulfill the Company's obligation for severance payment pursuant to the Severance Compensation Law - 1963.

         5.3.7.Upon the termination of the Employee's employment, for whatever reason, and upon his final departure from the Company, the Employee or his descendants shall be entitled to receive the ownership of all rights which have accrued on his behalf in the Kupat Gemel or the ownership of the Manager's Insurance policy, as appropriate and subject to the provisions of paragraphs 6.1 and 6.2, below.

         5.3.8.In the event that there is a difference in the Employee's favor between the amount to which he is entitled to receive pursuant to the Severance Compensation Law - 1963 and the severance payment amount (including linkage and interest) that is in the Kupat Gemel or Manager's Insurance policy, the Company shall pay that difference.

         5.3.9.For the avoidance of doubt, it is understood that in the event that the severance payment amount (including linkage and interest) that is in the Employee's Kupat Gemel or Manager's Insurance policy exceeds the amount to which he is entitled to receive as severance compensation pursuant to the Severance Compensation Law - 1963, the difference shall not be transferred to the Employee, including to his pension account, but shall be the property of the Company.

6. TERMINATION OF EMPLOYMENT

     6.1. Either party may terminate the Employee's employment with the Company without cause at any time upon the legally required notice. The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the notice period.

     6.2. Notwithstanding the foregoing, the Company may terminate the Employee immediately and without prior notice in the following circumstances:
          (a) a serious breach of faith; (b) the Employee committed a criminal offense connected to his employment with the Company or his place of employment; (c) the Employee refused to comply with or violated the reasonable instructions of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or their designee.

     6.3. In the event that Employee's employment has been terminated in accordance with paragraph 6.2, above, the Employee shall not be entitled to receive any severance payment whatsoever, whether from the Company or pursuant to paragraph 5.3.7, above.

7.   TAXES AND OTHER PAYMENTS

     7.1. The Company shall not be liable for the payment of taxes or other payments for which the Employee is responsible as result of this Agreement or any other legal provision, and the Employee shall be personally liable for such taxes and other payments.

     7.2. The Employee hereby agrees that the Company deduct from his Global Salary the Employee's national insurance fees, income tax and other amounts required by law or the terms of this Agreement, and provide the Employee with documentation of such deductions.

8.   THE OBLIGATIONS OF THE EMPLOYEE

     8.1. The Employee agrees to devote his time, energy, abilities and experience to the performance of his duties, effectively and in good faith.

     8.2. During the period of his employment, the Employee shall not be employed for pay by any other party other than the Company. The Employee must receive the prior written consent of the Company before assuming an unpaid position outside the Company.

     8.3. The Employee agrees to immediately inform the Company of any Company issue or transaction in which the Employee has a direct or indirect personal interest and/or where such issue or transaction could cause a conflict of interest for the Employee in the fulfillment of his responsibilities as an employee of the Company.

     8.4. The Employee hereby gives irrevocable instructions and permission to the Company to deduct from any amounts owed to the Employee by the Company, including amounts payable as severance compensation, (a) any debt he has or will have to the Company; and/or (b) any amount that was wrongfully or mistakenly paid to him by the Company. Any such amounts to be deducted shall be calculated in real terms as of the date of the deduction, including linkage to cost of living index.

     8.5. The Employee declares that the terms and conditions of his employment are personal and confidential and will not be disclosed by him.

     8.6. The Employee declares that he is free to enter into this Agreement and that he has no obligations of any kind to any third party that would impair this Agreement, either as an employee or an independent contractor. The Employee further declares that as long as he remains an employee of the Company, he will not incur any such obligations.

     8.7. The Employee agrees to keep confidential (a) all professional, scientific, commercial, and business information; and (b) any other information or document that comes to the Employee's knowledge in connection with the affairs of the Company (collectively, the "Confidential

          Information"), and agrees not to use or exploit the Confidential Information or to disclose it to any third party where such use, exploitation or disclosure in not directly related to the affairs of the Company, unless the Company gives prior written authorization of such disclosure.

     8.8. The Employees agrees that during his employment by the Company and thereafter he (a) will not disseminate or otherwise make use of the Confidential Information or of other non-public information of which he learned while working for the Company, except where such dissemination or use is directly related to the affairs of the Company; (b) will maintain the confidentiality of the Confidential Information; and (c) will not in any way act to injure the reputation of the Company or its parent company.

     8.9. For one (1) year after the termination for any reason of his employment by the Company, the Employee shall not be employed in any business or give any services to a third party that competes with the Company or whose activities conflict with the activities of the Company, unless the Company has given its prior written consent.

     8.10.Upon termination of his employment, the Employee agrees to assist the Company with an orderly transition of his responsibilities and to return to the Company any documents, information and/or materials that were given to him or which were created by him in connection with his employment.

9.   INTELLECTUAL PROPERTY RIGHTS

     9.1. The Employee declares that he is aware that anything that is done by him in the Company or in connection with the Company, whether it be an invention, a discovery, or the development of an idea or a thing, all within the framework of the Company's business (the Development") shall belong to and be controlled by the Company.

     9.2. The Company shall have the right to fully utilize and exploit the Development, as it sees fit, including changing it, registering part or all of it as a patent, whether in Israel or abroad, selling it, transferring it to a third party, all without being required to either receive the Employee's consent or pay the Employee any additional payment for such Development apart from any payment he receives pursuant to this Agreement.

     9.3. The Development and any subsequent intellectual property arising therefrom shall remain the sole property of the Employer even after the Employee's employment terminates for any reason. The termination of this Agreement, whether due to its breach or its own terms, shall not impair the Company's exclusive rights in the Development.

     9.4. The Employee may not do anything with the Development or any related materials without the knowledge and prior consent of the Company. The Employee declares that he neither has nor will have any rights in the Development or its fruits and that all rights to the Development and its fruits shall fully reside in the Company.

     9.5. Even in the event that at the time of the termination of the Employee's employment for any reason the Development has not been completed, the Employee shall be prohibited from any continued activity in connection with the subject of the Development, alone or in concert with others, that is not explicitly allowed in writing by the Company.

         The Company alone will be the sole owner of the uncompleted Development and shall have the sole right to complete the Development or to take any other action in connection with the Development.

10.  GENERAL

     10.1.It is agreed that the provisions of this Agreement represent the full scope of the agreement between the parties and that neither side shall be bound by any promises, declarations, exhibits, agreements or obligations, oral or written, that are not included in this Agreement prior to its execution. Any changes or amendments to this Agreement must be in writing and signed by both parties.

     10.2.The parties agree that the appropriate court in Jerusalem, Israel shall have exclusive jurisdiction of any legal claim lodged by one party against the other arising from the terms of this Agreement.

11.  NOTICES

     11.1.A notice that is sent by registered mail to a party at its address as set forth in paragraph 11.2, below, shall be deemed received three (3) days after its posting, and the receipt stamped by the post office shall represent definitive evidence of the date of mailing.

     11.2.The addresses of the parties for the purposes of this Agreement are:

         KERYX (ISRAEL) LTD.:

         5 Kiryat Mada
         POB 23706
         Jerusalem 91236

         EMPLOYEE:

         Mozkeret Moshe 4
         -----------------

         Jerusalem 94316
         -----------------


IN WITNESS WHEREOF the parties have hereunto set their hands at the place and on the date first above written.


Keryx (Israel) Ltd.
By

/s/ Morris Laster                           /s/ Noa Shelach
------------------------------              ------------------------------------
                                            Noa Shelach